Exhibit 99.2

FOR IMMEDIATE RELEASE

BranchOut Food Inc. (Nasdaq:BOF): Receives Commitment From Costco (Nasdaq:COST) to Launch New Snack Product.

Bend, Oregon - June 21, 2023 - BranchOut Food Inc., a leading provider of high-quality dehydrated fruit and vegetable products, is excited to announce a new commitment from Costco in the Los Angeles region. The Los Angeles region commitment is built on a history of success with Costco as it marks the third product and fourth Costco region that BranchOut Food has recently sold products into including, Pacific Northwest, Northern California, and Texas.

“We are thrilled to launch another product with Costco and believe this trend will continue with additional regions and products in the near future.” said Eric Healy, CEO of BranchOut Food Inc.

This collaboration marks an important milestone for BranchOut Food Inc., as it continues to expand its presence in Costco.

For more information about BranchOut Food Inc. and its innovative products, please visit www.branchoutfood.com.

About BranchOut Food Inc. BranchOut is an international food-tech company delivering truly great natural snacks and real superfood ingredients enabled by their licensed dehydration technology. The Company is a leading provider of high-quality dehydrated fruit and vegetable-based products and its commitment to quality and innovation sets it apart as a trusted brand and private label supplier.

Media Contact: BranchOut Food Inc. Email: info@branchoutfood.com